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                                                               EXHIBIT (A)(6)

MADISON RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE




         GREENVILLE, SOUTH CAROLINA, January 26, 1998--Madison River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Shelter Properties VII Limited Partnership, Century Properties Fund XIV, Century Properties Fund XV and Century Properties Fund XVIII. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, January 30, 1998. The offers were previously scheduled to expire at 5:00 p.m. on Monday, January 26, 1998.

         Madison River reported, based on information provided by the depositary for the offers, that as of the close of business on January 23, 1998, approximately 2,191 interests had been tendered pursuant to the Shelter Properties VII offer, approximately 2,803.6 interests had been tendered pursuant to the Century Properties XIV offer, approximately 4,168 interests had been tendered pursuant to the Century Properties XV offer and approximately 5,175.5 interests had been tendered pursuant to the Century Properties XVIII offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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